As filed with the Securities and Exchange Commission on December 1, 2023

Registration No. 333-256041
Registration No. 333-218010
Registration No. 333-195147

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration No. 333-256041
Form S-8 Registration No. 333-218010
Form S-8 Registration No. 333-195147

UNDER THE SECURITIES ACT OF 1933

PACWEST BANCORP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0885320 (I.R.S Employer Identification No.)

9701 Wilshire Boulevard, Suite 700 Beverly Hills, California (Address of Principal Executive Offices)	90212-2007 (Zip Code)

Amended and Restated PacWest Bancorp 2017 Stock Incentive Plan
PacWest Bancorp 2017 Stock Incentive Plan
PacWest Bancorp 2003 Stock Incentive Plan
(Full titles of plans)

Ido Dotan
Executive Vice President, General Counsel and Corporate Secretary
Banc of California, Inc.
3 MacArthur Place
Santa Ana, California 92707
(855) 361-2262
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Sven G. Mickisch
Matthew H. Nemeroff
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting Company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), is being filed with the Securities and Exchange Commission (the “SEC”) by PacWest Bancorp, a Delaware corporation (“PacWest” or the “Registrant”), to terminate all offerings under the Registration Statements and to deregister any and all shares of PacWest common stock, par value $0.01 per share (the “Shares”), together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder (note that the Share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

•
Registration Statement No. 333-256041, filed with the SEC on May 12, 2021, pertaining to the registration of 2,650,000 Shares issuable pursuant to the Amended and Restated PacWest Bancorp 2017 Stock Incentive Plan;

•	Registration Statement No. 333-218010, filed with the SEC on May 15, 2017, pertaining to the registration of 4,000,000 Shares issuable pursuant to the PacWest Bancorp 2017 Stock Incentive Plan; and

•	Registration Statement No. 333-195147, filed with the SEC on April 9, 2014, pertaining to the registration of 13,186,565 Shares issuable pursuant to the PacWest Bancorp 2003 Stock Incentive Plan.

On November 30, 2023, in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of July 25, 2023, by and among Banc of California, Inc., a Maryland corporation (“Banc of California”), Cal Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Banc of California (“Merger Sub”), and PacWest Bancorp, a Delaware corporation (“PacWest”), Merger Sub merged with and into PacWest (the “First Merger”), with PacWest surviving the First Merger, and, immediately following the First Merger, PacWest merged with and into Banc of California, with Banc of California continuing as the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”).

In connection with the Mergers, the Registrant by merger has terminated all offerings of the Registrant’s securities pursuant to the above-referenced Registration Statements. Accordingly, pursuant to the undertakings contained in such Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unsold at the termination of the offerings, the Registrant is filing this Post-Effective Amendment to the Registration Statements to deregister, and does hereby remove from registration, all the securities of the Registrant registered under such Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on December 1, 2023.

BANC OF CALIFORNIA, INC. As successor by merger to PacWest Bancorp

By:	/s/ Ido Dotan
Name:	Ido Dotan
Title:	Executive Vice President, General Counsel and Corporate Secretary

*          Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.